Exhibit 3.36

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “BULLHEAD CITY HOSPITAL INVESTMENT CORPORATION” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE NINETEENTH DAY OF AUGUST, A.D. 2004, AT 6:21 O’CLOCK P.M.

RESTATED CERTIFICATE, FILED THE SECOND DAY OF NOVEMBER, A.D. 2005, AT 11:31 O’CLOCK A.M.

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE TWENTY-SIXTH DAY OF SEPTEMBER, A.D. 2007, AT 11:58 O’CLOCK A.M.

CERTIFICATE OF AMENDMENT, FILED THE THIRTIETH DAY OF SEPTEMBER, A.D. 2008, AT 1:04 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “BULLHEAD CITY HOSPITAL INVESTMENT CORPORATION”.

3844912 8100H	/s/ Jeffrey W. Bullock
111144596	Jeffrey W. Bullock, Secretary of State
AUTHENTICATION: 9121999 DATE: 10-28-11

ARTICLES OF INCORPORATION

OF

BULLHEAD CITY HOSPITAL INVESTMENT CORPORATION

The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Delaware General Corporation Law (the “Delaware Code”), as amended, hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE I

The name of the Corporation is Bullhead City Hospital Investment Corporation.

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware Code.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is twenty million (20,000,000) shares of $.01 per share par value Common Stock.

ARTICLE V

The address of the principal office of the Corporation’s registered office in this State, and the name of its registered agent at such address is:

National Registered Agents, Inc.

9 East Loockerman Street, Suite 1B

Dover, Delaware 19901

State of Delaware Secretary of State Division of Corporations Delivered 06:21 PM 08/19/2004 FILED 06:21 PM 08/19/2004 SRV 040609413—3844912 FILE

ARTICLE VI

Election of the Directors need not be written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VII

The name and mailing address of the incorporator is:

Robin Joi Keck

Community Health Systems

155 Franklin Road, Suite 400

Brentwood, Tennessee 37027

ARTICLE VIII

To the fullest extent permitted by Delaware law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Code or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware Code is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Code, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

A. Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is a legal representative, or is or was a director or officer of the Corporation or is only serving at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity or as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware Code as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the Delaware Code requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

B. Rights of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware Code. Neither the failure of the Corporation (including its Board of Directors, independent counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Delaware Code, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.

C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not he exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware Code.

E. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the Delaware Code with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE X

The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand this 19th day of August, 2004.

/s/ Robin Joi Keek
Robin Joi Keek, Incorporator

State of Delaware Secretary of State Division of Corporations Delivered 11.31 AM 11/02/2005 FILED 11:31 AM 11/02/2005 SRV 050894911—3844912 FILE

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BULLHEAD CITY HOSPITAL INVESTMENT CORPORATION

Bullhead City Hospital Investment Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The present name of the Corporation is Bullhead City Hospital Investment Corporation. The Corporation filed its original certificate of incorporation with the office of the Secretary of State of the State of Delaware on August 19,2004.

2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228,242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate of Incorporation restates and integrates and amends the certificate of incorporation of the Corporation, as heretofore amended, supplemented and/or restated (the “Certificate of Incorporation”).

4. The text of the Certificate of incorporation is amended and restated in its entirety as follows:

Article I

The name of the Corporation is Bullhead City Hospital Investment Corporation.

Article II

The period of its duration is perpetual.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and the Corporation shall have all powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the General Corporation Law of the State of Delaware or any amendment thereto.

Article IV

The registered office of the Corporation in the State of Delaware is to be located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, Kent County. The name of its registered agent at that address is National Registered Agents, Inc.

Article V

5.1 Authorized Capital. The total number of shares of capital stock which the Corporation shall have authority to issue is twenty million (20,000,000) shares. All such shares shall be designated as Common Stock, par value $0.01 per share (the “Common Stock”).

5.2 Terms of the Common Stock.

(a) Voting. The holders of the Common Stock are entitled to one vote for each share held at each meeting of the Corporation’s stockholders (and written actions in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. There shall be no cumulative voting and, at any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of the Common Stock then outstanding shall constitute a quorum of the Common Stock for the purpose of electing directors by holders of the Common Stock.

(b) Dividends. Pursuant to the terms set forth herein, each holder of shares of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, a non-cumulative and non-compounding dividend of $175 per calendar quarter for each share of the Common Stock held (as adjusted for stock splits, stock dividends, recapitalizations, combinations and reclassifications of the Common Stock and similar events that affect the shares of the Common Stock); provided that:

(i) the Corporation has a Surplus (as hereinafter defined) or, in the case of no Surplus, the Corporation has Net Profits (as hereinafter defined) for the fiscal year in which the dividend is declared and/or the preceding fiscal year; and

(ii) the Corporation has Available Cash (as hereinafter defined).

The term “Surplus” shall mean the excess, if any, of the Corporation’s “net assets” less the Corporation’s “capital”. The term “net assets” shall mean the amount by which the Corporation’s total assets exceed the Corporation’s total liabilities. The term “capital” shall mean the aggregate par value of shares of the Common Stock issued.

The term “Net Profits” shall mean the amount of money earned by the Corporation after all expenses have been deducted from the total revenue of the Corporation.

The term “Available Cash” shall mean the excess, if any, of (A) the sum of (i) net cash provided by operating activities, as defined by generally accepted accounting principles, plus (ii) any funds released by the Board of Directors of the Corporation from previously established reserves (referred to in (B)(iv) below), less (B) the sum of (i) net cash used in investing activities, plus (ii) net cash used for regularly scheduled payments on outstanding debt, plus (iii) cash paid to redeem minority shares, plus (iv) a reasonable reserve for future expenditures as determined by the Board of Directors of the Corporation.

Commencing on September 30, 2005 and following the end of each subsequent calendar quarter, the Board of Directors of the Corporation shall examine whether the Corporation has satisfied the requirements of this Section 5.2(b) and within 60 days of the end of each such calendar quarter-end declare whether the Corporation will make such dividend payment to the holders of the Common Stock. In the event that the Board of Directors of the Corporation declare such dividend payable (the “Dividend Declaration Date”), the Corporation shall pay such dividend to the holders of the Common Stock within 10 days of the Dividend Declaration Date. Such dividend shall be paid to each holder of shares of the Common Stock of record on the Dividend Declaration Date.

(c) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

(d) No Preemptive Rights. No holder of shares of the Common Stock shall, by reason of such holding, have any preemptive right to subscribe to any additional issue of stock of any class or series of the Corporation or to any security of the Corporation convertible into such stock.

(e) Sale of Shares. The Board of Directors of the Corporation shall have the power to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration, as the Board of Directors of the Corporation shall form time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.

(f) Repurchase of Shares. The Board of Directors of the Corporation shall have the power to repurchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration, as the Board of Directors of the

Corporation shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

Article VI

Election of the Board of Directors of the Corporation need not be written ballot unless the Bylaws of the Corporation shall so provide.

Article VII

The name and mailing address of the incorporator is:

Robin Joi Keck Community Health Systems 155 Franklin Road, Suite 400 Brentwood, Tennessee 37027

Article VIII

To the fullest extent permitted by Delaware law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Article IX

9.1 Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is a legal representative, or is or was a director or officer of the Corporation or is only serving at the request of the Corporation as a director or officer of another corporation or of a Partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity or as a director or officer or in any other capacity while servicing as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indermnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in Section 9.2 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

9.2 Rights of Indemnitee to Bring Suit. If a claim under Section 9.1 of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its Board of Directors, independent counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such suit brought by the indemnitee, shall be a defense to such suit, in any suit brought by the indemnitee to enforce a right to indemnification or to as advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.

9.3 Non-Exclusivity of Rights. The rights to Idenmnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

9.4 Insurance. The Corporation may maintain insurance, as its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

9.5 Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors of the Corporation, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the General Corporation Law of the State of Delaware with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Article X

The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, I have hereunto set my hand as of the 31st day of January, 2005.

/s/ Michael T. Portacci
Michael T. Portacci , President

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

BULLHEAD CITY HOSPITAL INVESTMENT CORPORATION

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is:

BULLHEAD CITY HOSPITAL INVESTMENT CORPORTION

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on September 11, 2007

/s/ Rachel A. Seifert
Name: Rachel A. Seifert
Title: Sr. Vice President & Secretary

State of Delaware Secretary of State Division of Corporations Delivered 01:51 PM 09/26/2007 FILED 11:58 AM 09/26/2007 SRV 071054185—3844912 FILE

State of Delaware Secretary of State Division of Corporations Delivered 01:29 PM 09/30/2008
FILED 01:04 PM 09/30/2008 SRV 080999063—3844912 FILE

FIRST AMENDMENT TO THE FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BULLHEAD CITY HOSPITAL INVESTMENT CORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify that:

1.	The name of the corporation is Bullhead City Hospital Investment Corporation (the “Corporation”).

2.	The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article V, Section 5.1 thereof in its entirety and substituting the language below in its place so that, as amended, said Article V, Section 5.1 shall be and read as follows:

“5.1 Authorized Capital. The total number of shares of capital stock which the Corporation shall have authority to issue is twenty thousand (20,000) shares. All such shares shall be designated as Common Stock, par value $0.01 per share (the “Common Stock”).”

3.	Said amendment was duly adopted by the unanimous written consent of the Board of Directors of the Corporation, and approved by the written consent of a majority of the outstanding stock entitled to vote thereon pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware.

4.	Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 30th day of September, 2008.

BULLHEAD CITY HOSPITAL INVESTMENT CORPORATION

By:	/s/ Rachel A. Seifert
Rachel A. Seifert, Senior Vice President